Exhibit 99.1

News Release

For information contact:
C. Brian Strickland	Lauren Harris
EVP, CFO & Treasurer	Vice President, Marketing & Communications
407.650.1510	407.650.1205

CNL Hotels & Resorts Acquires Remaining Interests in the
JW Marriott Desert Ridge Resort & Spa

(ORLANDO, Fla.) May 23, 2006 - CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust, announced today it has acquired the remaining interests in the 950-room JW Marriott Desert Ridge Resort & Spa in Phoenix, Arizona, increasing its ownership to 100 percent. CNL Hotels & Resorts acquired the remaining 56 percent interest in the venture from Desert Ridge Resort, Ltd. and Marriott Hotel Services, Inc. for an aggregate purchase price of approximately $65 million, plus closing price adjustments (based on working capital and cash flow of the resort before closing). The purchase price for the equity interests was based on a total valuation of approximately $416 million for the property, or approximately $438,000 per key.

“We are extremely pleased to increase our investment in the JW Marriott Desert Ridge Resort & Spa, an asset that we know intimately from our involvement in its development and our active asset management role since its 2002 opening. This spectacular resort directly aligns with our target profile of luxury and upper upscale properties, offering world-class amenities and multiple demand generators. At the same time, the transaction furthers our efforts to simplify our corporate financial structure,” said Thomas J. Hutchison III, chief executive officer of CNL Hotels & Resorts. “Coupled with our Ritz-Carlton and JW Marriott properties in Orlando, we expect to benefit greatly from Marriott’s global marketing reach to synergize group business in both East and West U.S. markets.”

About CNL Hotels & Resorts, Inc.

CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry. With a focus on luxury and upper upscale properties, the company has approximately $6.0 billion in total assets with 92 hotels and resorts across North America that operate under corporate brands such as The Ritz-Carlton, Marriott, Hilton, The Waldorf=Astoria Collection and Hyatt. For more information, please visit www.cnlhotels.com.
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Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the increase in business, benefiting from Marriott’s global reach and other statements that are not historical facts, and/or statements containing words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," “could,” "target(s)," "project(s)," "will," "believe(s)," "seek(s)," "estimate(s)" and similar expressions. These statements are based on management's current expectations, beliefs and assumptions and are subject to a number of known and unknown risks, uncertainties and other factors, including those outside of our control that could lead to actual results materially different from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations and from those described in the forward-looking statements include, but are not limited to: a change in the national economy; the occurrence of terrorist activities or other disruptions to the travel and leisure industries; natural disasters; a change in Marriott’s operations and global marketing reach and such other risk factors as may be discussed in our annual report on Form 10-K and other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.